UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
JUNE 15, 2020
Cabot Microelectronics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-30205	36-4324765
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

870 North Commons Drive, Aurora, Illinois	60504
(Address of principal executive offices)	(Zip Code)

(630) 375-6631
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CCMP	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company                    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 15, 2020, Cabot Microelectronics Corporation (the “Company”) announced that Jeanette A. Press has joined the Company as Corporate Controller and Principal Accounting Officer effective today (the “Effective Date”). As previously disclosed, Scott D. Beamer, the Company’s Vice President and Chief Financial Officer, had been serving as the Company’s Principal Accounting Officer since the retirement of Thomas S. Roman from such role on May 1, 2020.

Ms. Press, 44 years old, previously served as Vice President, Corporate Controller and Principal Accounting Officer of Univar, Inc., a global chemical and ingredient distributor and provider of value-added services, from August 2019 to May 2020. From 2014 to April 2019, Ms. Press served as Vice President, Controller and Principal Accounting Officer of USG Corporation, a manufacturer of building materials.

In the role of Corporate Controller and Principal Accounting Officer, Ms. Press will receive an annual base salary of $375,000 and will be eligible for an annual cash incentive award under the Corporation’s Short-Term Incentive Program (“STIP”) with a target of 50% of her base salary, prorated for fiscal year 2020. In addition, in connection with the commencement of Ms. Press’s employment with the Company, she will receive a sign-on cash payment equal to $50,000, which will be subject to forfeiture on a pro rata basis in the event that Ms. Press’s employment is terminated by the Company due to conduct or performance reasons or if Ms. Press voluntarily resigns, in each case, within twelve months of the Effective Date. As of the Effective Date, Ms. Press and the Company have entered into the Company’s standard Change in Control Severance Protection Agreement, pursuant to which she would be entitled to receive severance benefits equal to one times her base salary and bonus, and continuation of health and welfare benefits, in the event of certain terminations of her employment related to a change in control of the Company.

On the Effective Date, Ms. Press received a sign-on award of 1,562 restricted stock units (“RSUs”) pursuant to the Cabot Microelectronics Corporation 2012 Omnibus Incentive Plan, as amended (the “OIP”), which will vest ratably over a four-year period on each anniversary of the Effective Date. Ms. Press also will be eligible to receive, at the same time as such awards are made to the Company’s other executive officers with respect to fiscal year 2021, if any (and subject to approval by the Compensation Committee of the Board of Directors of the Company), (i) RSUs and an award of a non-qualified option to purchase shares of the Corporation’s common stock (“NQSOs”), each of which will have a value of $60,000 at grant and which will vest ratably over a four-year period on each anniversary of the applicable award date, and (ii) a performance share unit (“PSU”) award for the performance period beginning October 1, 2020 and ending September 30, 2023 (“PSU Award”), with a target value of $80,000 at grant. The actual size of the fiscal year 2021 RSU and NQSO awards and PSU Award will be calculated based on the average closing price of a share of the Company’s common stock in the 50 days preceding the award date. All the OIP awards to be granted to Ms. Press will be subject to other terms and conditions that are generally consistent with the terms and conditions applicable to the RSU, NQSO and PSU awards granted to the Company’s other executive officers.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT MICROELECTRONICS CORPORATION
[Registrant]

Date: June 15, 2020	By:	/s/ SCOTT D. BEAMER
Scott D. Beamer
Vice President and Chief Financial Officer
[Principal Financial Officer]